Exhibit 99.1
Contact:
Kearstin Patterson
Director of Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics, Inc. Achieves Patient Enrollment Target (396) in
North American Pivotal Study for Augment™ Bone Graft
Franklin, Tenn. – December 11, 2008 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced today that the Company has completed the enrollment of 396 patients in its North American pivotal clinical study for its lead orthopedic product candidate Augment™ Bone Graft. The study is designed to assess the safety and efficacy of Augment for the treatment of hindfoot and ankle fusions as compared to autograft, the current gold standard for bone grafting in this type of surgery. Patient enrollment will continue through December 31st to accommodate those additional patients who have already been consented into the study and scheduled for surgery.
“Enrollment of all 396 patients needed to complete this pivotal trial is the latest in a series of major milestones for the Company” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “It is especially gratifying to have observed the marked acceleration of enrollment over the last 3-4 months. While we will continue working to ensure that we have a high quality data package from our clinical sites, I want to acknowledge the hard work of all our investigators and clinical research team to complete enrollment by year end.”
BioMimetic plans to file a modular Premarket Approval (PMA) for Augment Bone Graft, beginning next spring. A modular submission breaks the PMA document into three sections or “modules” filed at different times that together become a complete application. The modular approach allows the applicant to potentially resolve any concerns noted by FDA earlier in the review process than would occur with a traditional PMA application, and may ultimately shorten the review and approval timeline. The Company intends to file both the preclinical and the quality and manufacturing modules with the FDA next spring, and the clinical data module in the fourth quarter of 2009.
The North American pivotal study is designed as a randomized controlled non-inferiority trial comparing Augment to autograft, with the two treatments randomized 2:1, respectively. The primary endpoint of the study is the percent of patients fused, as measured by CT scans, at six months. Secondary endpoints include clinical assessment, plain film radiographic evaluation and several functional and pain assessments. The evaluation of all CT scans and X-rays will be done by a blinded, independent radiologist, who will assess the key parameter of radiographic fusion (bone healing).

“To my knowledge, this is the largest multicenter prospective clinical trial in our foot and ankle subspecialty to date,” said Dr. Christopher DiGiovanni, associate professor and chief of foot and ankle surgery in the department of orthopaedic surgery at The Warren Alpert School of Medicine at Brown University, as well as principal investigator for BioMimetic’s pivotal clinical trial. “I would like to offer our sincere appreciation to the patients and to my clinical colleagues who participated in this study. We all look forward with great anticipation to the results of this trial.”
Other milestones announced by the Company over the past few months include: 1) Promising data from two pilot clinical trials on Augment™ Injectable Bone Graft; 2) allowance of one of the Company’s key patent applications covering Augment, Augment Injectable, GEM 21S and potentially other products in the pipeline until 2024; and 3) $39 million of liquidity in the form of a low cost loan on its $60 million ARS portfolio.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing with its product candidates Augment and Augment Injectable in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the arm. The Company’s previously approved product and lead product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
GEM 21S® is the registered trademark of Luitpold Pharmaceuticals, Inc., who now owns and markets that product.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.
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